EXHIBIT 99.1
The Princeton Review Appoints New General Counsel
New York, NY, August 29, 2007 — The Princeton Review (Nasdaq: REVU) today announced that it has appointed Neal Winneg as the Company’s new Executive Vice President, Secretary and General Counsel effective Tuesday, August 28, 2007. Mr. Winneg will be responsible for the overall planning, management and execution of the Company’s legal function, and will report directly to Michael J. Perik, Chief Executive Officer.
Mr. Winneg, 47, joins The Princeton Review from Upromise, Inc., a company that helps families plan, save, and pay for college, where he held the position of Senior Vice President, Secretary, and General Counsel from 2000 through 2007. Previous to his tenure with Upromise, Mr. Winneg served as Senior Vice President, Secretary, and General Counsel at The Learning Company, Inc., a post he held from 1994 to 1999. While at The Learning Company, Mr. Winneg worked closely with Mr. Perik. Mr. Winneg began his career with the law firm of Skadden, Arps, Slate, Meagher & Flom, where he concentrated on corporate and securities law, mergers and acquisitions, and venture and other financing. He holds a Bachelor of Arts degree from Yale University and a Juris Doctorate from Boston University School of Law.
“Neal brings diverse strategic and business leadership experience to The Princeton Review,” said Michael Perik, Chief Executive Officer. “His firm understanding of the legal needs of a dynamic, growing company like The Princeton Review will be invaluable during this pivotal time in the Company’s business lifecycle. I am pleased to join together with Neal again and look forward to his contributions.”
Mr. Winneg succeeds Margot Lebenberg, who has served as the Company’s General Counsel and Executive Vice President since June 2004.
“Margot leaves behind an impressive record of accomplishment at The Princeton Review that includes building the Company’s first high-caliber in-house legal department and, more recently, playing an instrumental role in the Company’s refinancing and subsequent transition; in addition, she has been an invaluable business partner and counselor to the Company’s managers and board of directors and critical to the success we foresee today,” stated Mr. Perik. “We thank Margot for her excellent service and leadership and we are confident that she will enjoy continued success in her future endeavors in management and serving on boards of directors.”
About The Princeton Review
The Princeton Review (Nasdaq: REVU) is a pioneer in the world of education. Founded in 1981 and headquartered in New York City, the Company offers private tutoring and classroom and online test preparation to help students improve their scores in college and graduate school admissions tests. The Company’s free website, www.PrincetonReview.com, helps over half of university-bound students research, apply to, prepare for, and learn how to pay for their higher education, and helps hundreds of colleges and universities streamline their admissions and recruiting activities. In addition, The Princeton Review works with school districts around the U.S. to measurably strengthen students’ academic skills by connecting ongoing assessment with professional development and instruction and by providing districts with college and career resources for both students and guidance counselors. The Company also authors more than 200 print and software titles on test preparation, college and graduate school selection and admissions, and related topics.